UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2008

ALERITAS CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-51423	20-2679740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7400 College Blvd., Suite 250, Overland Park, Kansas	66210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (913) 323-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

On August 1, 2008, Lindsay Olsen and Barbara Davison, being all of the independent directors of the Board of Directors (the “Board”) of Aleritas Capital Corp. (the “Company”), resigned from the Board and all committees thereunder, effective immediately. Davison served on the Audit, Compensation and Directors and Board Governance committees of the Board. Olsen served on the Audit, Compensation and Directors and Board Governance committees of the Board.

Although the letters of resignation from Olsen and Davison did not reference any differences with the Company, Company management or Robert Orr and Michael Hess (the remaining directors on the Board), the Company believes that these resignations resulted from a disagreement with Orr and Hess, who were recently appointed to the Board on March 31, 2008. Relations between the new directors (Orr and Hess) and the existing directors (Olsen and Davison) have been strained since Orr and Hess’s appointment to the board.

On July 30, 2008, at the Company’s regularly scheduled Board meeting, Olsen and Davison stated that they would resign from the Board if independent professional firms previously selected by Olsen and Davison were not retained by noon on July 31, 2008 to review Company events occurring through the first quarter of 2008 and to help determine reasons for changes in the Company’s liquidity position occurring in March 2008.

At the July 30 meeting Orr and Hess responded that independent reviews of events occurring through the first quarter of 2008 had already been performed by multiple parties and questioned the need and urgency of undertaking additional due diligence. On July 31, 2008 Orr and Hess proposed alternatives to the timing, scope and source of the review. No response to these alternative proposals was received from Olsen or Davison and they resigned on August 1, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 08/07/08

ALERITAS CAPITAL CORP.

/s/ Robert D. Orr
Robert D. Orr
Chief Financial Officer